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                                                               Exhibit 10.9


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of June 15, 1998 by and between EVI Weatherford, Inc., a Delaware corporation ("EVI" or the "Company"), and Philip Burguieres, an individual currently residing in Houston, Texas ("Burguieres").

                                   RECITALS:

         WHEREAS, prior to the date of this Agreement, Burguieres has been employed by the Company pursuant to an Employment Agreement dated October 17, 1996, between Burguieres and Weatherford Enterra, Inc., a predecessor to EVI (the "Prior Agreement"); and

         WHEREAS, the Prior Agreement has been terminated by Burguieres in accordance with its terms and the Company and Burguieres wish to enter into a new employment contract on the terms and conditions set forth;

         NOW, THEREFORE, for and in consideration of the premises and the respective covenants and agreements of the parties herein contained, the Company and Burguieres hereby agree as follows:

                                   ARTICLE 1
                                   EMPLOYMENT

         The Company hereby agrees to employ Burguieres, and Burguieres hereby agrees to serve the Company, on the terms and conditions set forth herein.

                                   ARTICLE 2
                                      TERM

         The term of this Agreement shall commence as of June 15, 1998 (the "Effective Date"), and shall continue through September 30, 2008, unless sooner terminated as hereinafter provided (the "Scheduled Term").

                                   ARTICLE 3
                              POSITION AND DUTIES

         3.1 Burguieres shall initially be employed as Chairman Emeritus of the Board of Directors of the Company (the "Board") and shall have such responsibilities, duties and authority reasonably accorded to and expected of a Chairman Emeritus and as may from time to time be prescribed by the Chief Executive Officer of the Company pursuant to the Company's bylaws. The parties expressly agree that the Company is under no obligation to reelect Burguieres as Chairman


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Emeritus at any time in the future, nor is the Board required to nominate
Burguieres for reelection as a director upon the expiration of his current term. Should Burguieres cease to be Chairman Emeritus, the Board or the Chief Executive Officer of the Company may assign to him such other responsibilities, duties and authority as are deemed appropriate by the Board or the Chief Executive Officer consistent with those responsibilities currently assigned to Burguieres as an executive officer of the Company.

         3.2 During the term of his employment, and excluding any periods of vacation and sick leave to which Burguieres is entitled, Burguieres shall devote such time and efforts to the business and affairs of the Company as shall be necessary to discharge his responsibilities and duties; provided, however, that Burguieres shall be permitted to engage from time to time in and to receive compensation for outside business activities, including the management of businesses and investments that are not related to the business and affairs of the Company to the extent such activities do not significantly interfere with the performance of Burguieres' responsibilities to the Company in accordance with this Agreement and do not cause Burguieres to be in violation of Article 6 of this Agreement.

                                   ARTICLE 4
                        COMPENSATION AND RELATED MATTERS

         4.1 Salary. During the term of employment set forth in Article 2, the Company shall pay to Burguieres an annual base salary of $120,000, or such higher rate as may from time to time be determined by the Company, the base salary to be paid in substantially equal semi-monthly installments.

         4.2 Benefits. During the term of this Agreement, Burguieres shall be eligible for the benefit plans and programs enumerated below:

         (a) Burguieres shall be entitled to continue his participation in the Company's 401(k) Savings Plan as, and to the extent, such plan is in effect from time to time during the term of this Agreement.

         (b) Burguieres and Burguieres' eligible dependents shall be entitled to continue to participate and shall receive all benefits under the Company's welfare benefit plans, including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs, as, and to the extent such plans and programs are, in effect from time to time during the term of this Agreement; provided, however, that Burguieres shall pay any premiums or other amounts required to be paid for such benefits. Upon termination of Burguieres' employment, he shall be entitled to health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided that he shall pay any premiums owed in connection with such health





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                 benefits.  After expiration of the COBRA benefits, Burguieres shall be entitled to convert the Company's health plan, as it relates to Burguieres and any eligible dependents, to an individual policy, upon payment of the applicable conversion fee.

         (c) Burguieres shall be entitled to a Company telephone calling card, a Company corporate American Express card, but only to the extent this perquisite is afforded to other key employees of the Company and reimbursement for his expenses related to one mobile telephone.

         (d) Burguieres shall be eligible to receive annual bonuses and to participate in the Company's stock option plans that are available to the Company's key employees.

         4.3 Vacation. Burguieres shall be entitled to paid vacation during each year of the Agreement, determined in accordance with the Company's then current vacation policy. Burguieres shall also be entitled to all paid holidays given by the Company to its employees.

         4.4 Business Expenses. During the term of this Agreement, the Company will reimburse Burguieres for authorized business expenses incurred by Burguieres for Company-related business purposes, including expenses for entertainment and business development, travel and similar items, provided such expenses are made in accordance with the Company's policies and procedures and are approved by the Company. The Company will reimburse Burguieres on a monthly basis upon presentment by Burguieres of an itemized accounting of such expenditures, including receipts setting forth (in appropriate detail the date place, amount, names, etc.) the individual items for which reimbursement is sought. Major expense items, such as travel, must be authorized by the Company prior to Burguieres' incurring the expense.

         4.5 Office and Support Staff. The Company contemplates that Burguieres in performing under this Agreement may require office space, secretarial assistance, telephone usage, facsimile, computer and other office equipment usage and other assistance. During the term of this Agreement, the Company shall, if requested by Burguieres, furnish Burguieres with office space, either in one of the Company's locations or elsewhere, and supply Burguieres' reasonable requirements pursuant to the terms of this Agreement, at no expense to Burguieres.

                                   ARTICLE 5
                                  TERMINATION

         5.1     Termination by the Company.

         (a) Termination Due to Disability. Burguieres' employment hereunder shall terminate upon his "Disability". In the event of such termination, the Company shall (i) continue to pay to Burguieres the compensation pursuant to Section 4.1 to which he would otherwise be entitled had his employment continued through the date indicated





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                 in Article 2 hereof, in the same manner as paid while
                 Burguieres was employed, (ii) extend to Burguieres the benefits pursuant to Section 4.2(b) in accordance with the Company's policy with respect to Disability and the Company shall be entitled to credit against any such benefits payable by it any amount paid to Burguieres under the Company's disability benefit programs provided for the benefit of Burguieres. For purposes of this Agreement, "Disability" is defined to mean that, as a result of Burguieres' incapacity due to physical or mental illness, Burguieres shall have been absent from his duties with the Company on a full-time basis for a period of one year and a physician acceptable to the Company is of the opinion that (i) Burguieres is suffering from "total disability" as defined in the Company's long-term disability plan, or any successor plan or program or (ii) Burguieres will qualify for a social security disability payment, and (iii) within thirty (30) days after written notice of termination is given, Burguieres shall not have returned to the full-time performance of Burguieres' duties.

         (b) Termination Due to Death. Burguieres' employment hereunder shall terminate upon his death. In the event of such termination, the Company shall (i) continue to pay to Burguieres' estate the compensation pursuant to Section 4.1 to which he would otherwise be entitled had his employment continued through the date indicated in Article 2 hereof, in the same manner as paid while Burguieres was employed, and
                 (ii) extend to Burguieres' eligible dependents or estate, as appropriate, the benefits pursuant to Section 4.2(b) in accordance with the Company's policy with respect to death.

         (c) Termination Without Cause. The Company, without cause, may terminate this Agreement at any time by written notice to Burguieres. In the event of such termination, the Company shall continue to pay Burguieres the compensation pursuant to
                 Section 4.1 and extend to Burguieres the benefits pursuant to
                 Section 4.2(b) except for long-term disability to which he would otherwise be entitled had his employment continued through the date indicated in Article 2 hereof in the same manner as paid or extended while Burguieres was employed.

         (d) Termination for Cause. The Company may terminate Burguieres' employment for "Cause". In the event of such termination, the Company shall cease paying Burguieres compensation pursuant to
                 Section 4.1 and shall terminate benefits pursuant to Sections 4.2, 4.3. 4.4 and 4.5, except as required by law. For purposes of this Agreement, the Company shall have "Cause" to terminate Burguieres' employment hereunder only (i) if termination shall have been the result of an act or acts of dishonesty on Burguieres' part constituting a felony and resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company, or
                 (ii) upon the willful and continued failure by Burguieres to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to mental or physical illness) after demand in





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                 writing for substantial performance is delivered to Burguieres by the Board, which demand specifically identifies the manner in which the Board believes that Burguieres has not substantially performed his duties, and such failure to perform his duties results in demonstrably material injury to the Company, or (iii) upon the breach by Burguieres of Article 6, which breach remains uncorrected for 30 days following written notice to Burguieres by the Company of such breach. Burguieres' employment shall in no event be considered to have been terminated by the Company for cause if such termination took place as a result of (i) bad judgment or negligence on his part, or (ii) any act or omission without intent of gaining therefrom, directly or indirectly, a profit to which Burguieres was not legally entitled, or (iii) any act or omission believed by Burguieres in good faith to have been in or not opposed to the interests of the Company, or (iv) any act or omission in respect of which a determination is made that Burguieres met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the bylaws of the Company or the laws of the State of Texas or the directors and officers liability insurance of the Company, in each case as in effect at the time of such act or omission. Burguieres shall not be deemed to have been terminated for cause unless and until there shall have been delivered to Burguieres a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Burguieres and an opportunity for Burguieres, together with his counsel, to be heard before the Board) finding that in the good faith of the Board he was guilty of conduct set forth above in clauses (i) through (iii) of the first sentence of this paragraph and specifying the particulars thereof in detail.

         5.2 Termination by Burguieres. Burguieres may terminate his employment hereunder without any breach of this Agreement under any of the following circumstances:

         (a) the assignment to Burguieres of duties inconsistent with the position, duties, responsibilities and status of an executive of the Company; or

         (b) the Company's breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to the Company by Burguieres of such breach..

         5.3 Date and Effect of Termination. "Date of Termination" shall mean (i) if Burguieres' employment is terminated by his death, the date of his death, (ii) if Burguieres' employment is involuntarily terminated pursuant to
Section 5.1(c) (other than by reason of death) or Section 5.1(d) herein, the date specified in the notice of termination, (iii) if Burguieres' employment is terminated upon his Disability, the date 30 days after the Company's notice to Burguieres as contemplated in Section 5.1(a) hereof, and (iv) if Burguieres voluntarily terminates his employment, the date set forth in any notice to terminate under Section 5.2. This Agreement shall terminate on the Date of Termination relating to a termination pursuant to Sections 5.1(a), 5.1(b), 5.1(c) or 5.2 and thereafter





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neither party will have any liability or obligation to the other under this
Agreement, except for the covenants in Sections 5.1(a), 5.1(b), 5.1(c) and 6.

                                   ARTICLE 6
                                  NON-COMPETE

         In consideration of his employment and payments hereunder and in view of the key position in which he has previously served and is expected to serve the Company, Burguieres agrees that from the date hereof through the Scheduled Term, he will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business which competes, in the Company's reasonable judgment, with any business conducted by the Company or any of its subsidiaries or affiliates at the time of such termination in any area where such business is being conducted at the time of such termination.
In addition, Burguieres agrees that from the date hereof through the Scheduled Term, he will not solicit for employment any individuals currently or then employed by the Company or any of its subsidiaries or affiliates. Breach by Burguieres of this covenant while he is employed by the Company shall be deemed to be "Cause", as defined in Section 5.1(d).

                                   ARTICLE 7
                                 MISCELLANEOUS

         7.1     No Mitigation Required; Other Employment.

         (a) If Burguieres' employment is terminated prior to the date indicated in Article 2 and he is receiving compensation and benefits hereunder, he shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4.1 or 4.2 by seeking other employment or otherwise.

         (b) If Burguieres' employment is terminated for any reason other than Cause and Burguieres obtains other employment that would not be a breach of the non-compete covenant included in
                 Article 6 if he were still employed, the Company shall continue paying the compensation owed pursuant to Section 4.1 without reduction by any compensation earned by Burguieres as a result of employment by another employer after the date of termination, or otherwise. The benefits provided for in
                 Section 4.2 shall terminate immediately, except as required by law.

         7.2 Existing Agreement. The parties agree that the Existing Agreement has been terminated pursuant to the terms thereof and that neither Burguieres nor the Company has any further obligation or liability thereunder.





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         7.3     Successors; Binding Agreement.  The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Burguieres, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Burguieres to compensation from the Company in the same amount and on the same terms as if he had terminated his employment pursuant to Section 5.2, except that for purposes of implementing the foregoing, the date on which each such succession become effective shall be the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 7.3 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. This Agreement and all rights of Burguieres hereunder shall inure to the benefit of and be enforceable by Burguieres' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Burguieres should die while any amounts would still be payable to him hereunder if he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Burguieres' designated beneficiaries set forth in a written beneficiary designation filed with the Company or, if there be no such designated beneficiary, to Burguieres' estate.

         7.4 Notices. For purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company to:    5 Post Oak Blvd., Suite 1760
                                  Houston, Texas  77027
                                  Attn:  General Counsel

         If to Burguieres to:     3229 Del Monte
                                  Houston, Texas  77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         7.5 Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to the conflict of law principles thereof.

         7.6 Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Burguieres and such officer of the Company as may be specifically designated by the Board. No waiver by either party





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hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         7.7 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         7.9 Entire Agreement. This Agreement, together with any exhibits hereto, constitutes, the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Burguieres by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party or by anyone acting on behalf of either party which is not embodied herein, and that no agreement, statement or promise relating to the employment of Burguieres by the Company, which is not contained in this Agreement shall be valid or binding. Any modification or amendment of this Agreement will be effective only if it is in writing and signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                                            EVI WEATHERFORD,  INC.


                                                            By:              /s/ Curtis W. Huff
                                                               ----------------------------------------------------------



                                                                             /s/ Philip Burguieres
                                                            -------------------------------------------------------------
                                                                             Philip Burguieres





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